Ocera Therapeutics, Inc.
12651 High Bluff Drive
Suite 230
San Diego, CA 92130

June 7, 2012

Linda Grais, M.D.
86 Alejandra Avenue
Atherton, CA 94027

Dear Linda:

The purpose of this letter agreement is to set forth the principal terms of the agreement that we have reached with respect to you serving as the Chief Executive Officer of Ocera Therapeutics, Inc., a Delaware corporation (the "Company") on an interim basis. That agreement is as follows:

1.     You will serve as the Chief Executive Officer of the Company and in such capacity will report directly to the Board of Directors of the Company (the "Board"). You will render services on a part-time basis at a full-time equivalent rate of approximately fifty percent (50%) and you will be compensated at the rate of $170,000.00 per annum. In the event that following the date hereof, you and the Board agree that you will spend more time rendering services on behalf of the Company, your compensation shall be adjusted accordingly.

2.	You will continue to serve as a Director of the Company, but will resign as a member of the Audit Committee.

3.     The term of your employment shall be for a period of twelve (12) months (the term may be extended thereafter by mutual agreement), provided, however, that either you or the Company may terminate your employment at any time for any reason whatsoever upon thirty (30) days' written notice.

4.     Promptly following the date on which you commence your employment with the Company, you will be issued an option (the "Option") to purchase such number of shares of the Common Stock of the Company as will represent one percent (1%) of the Common Stock of the Company deemed to be outstanding on a fully-diluted basis after giving effect to the issuance of the Option (the "Shares"), at an exercise price per share equal to the fair market value of the Common Stock of the Company (as determined in good faith by the Board) on the date the Option is granted. The Option will be immediately exercisable in full, with the Shares issued upon exercise of the Option subject to a right of repurchase in favor of the Company upon termination of your employment with the Company for any reason. The right of repurchase will lapse with respect to fifty percent (50%) of the Shares on a monthly basis at the rate of 1/24th of the Shares on the first day of each month following the date on which your employment with the Company commenced and with respect to the remaining fifty percent (50%) of

US_ACTIVE-109605566.3

the Shares upon the closing of a financing or strategic transaction that provides the Company with sufficient cash to complete its OCR-002 Phase II Study. In addition, in the event of a Corporate Transaction (as defined below), the right of repurchase will lapse in its entirety. The Option will be evidenced by the Company's standard form of Stock Option Agreement. Any Shares issued upon exercise of the Option will be subject to a right of first refusal in favor of the Company and certain restrictions on transfer, which will be set forth in an Early Exercise Notice and Restricted Stock Purchase Agreement to be entered into between you and the Company.

5.     (A) The Company recognizes that you will be undertaking efforts on the Company's behalf that may lead to a Corporate Transaction. For purposes of this letter agreement, the term "Corporate Transaction" means the consummation of (i) a sale or other disposition of all or substantially all of the Company's assets or property or (ii) a transaction in which the Company shall merge with or into or consolidate with any other corporation or entity (other than a wholly-owned subsidiary corporation) or effect any other transaction or series of related transactions in which the Company's stockholders immediately prior to such transaction hold less than a majority of the outstanding shares of capital stock of the surviving or continuing entity following such transaction, other than (a) any consolidation or merger affected exclusively for the purpose of changing the domicile of the Company or (b) a bona fide equity financing in which the Company is the surviving corporation. The foregoing notwithstanding, a transaction that does not constitute a "change in control event" under Sections 1.409A-3(i)(5)(v) or 1.409A-
3(i)(5)(vii) of the Treasury Regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the " Code" ) will not constitute a Corporate Transaction under this letter agreement.

(B) If the Company consummates a Corporate Transaction while you are employed by the Company, or you remain eligible for the Incentive Bonus (as defined herein) following your termination of employment with the Company as set forth in Paragraph 6 below, the Company will pay you a special incentive bonus (the "Incentive Bonus") equal to four percent (4%) of the aggregate consideration that would otherwise be paid to the stockholders of the Company in connection with or as a result of the Corporate Transaction (before deducting or providing for the payment of any bonuses to other employees of the Company in connection with or as a result of the Corporate Transaction). The amount of the Incentive Bonus to be paid to you shall be reduced by an amount equal to the amount, if any, that is or will be paid to you in connection with or as a result of the Corporate Transaction based on your ownership of the Shares.

(C) The Incentive Bonus shall be paid to you as and when payments are received by the stockholders of the Company from the other party to the Corporate Transaction or as a dividend or distribution from the Company. In the event all or part of the consideration received by the stockholders of the Company in connection with the Corporate Transaction is other than cash, the Company may pay the Incentive Bonus by delivering to you four percent (4%) of each of the types of consideration paid or distributed to the stockholders of the Company. For example, if the consideration for a Corporate Transaction is paid in cash, stock, or other non-cash consideration, you shall receive four percent (4%) of the cash, four percent (4%) of the stock, and four percent (4%) of the non-cash consideration upon receipt of the consideration. The value of any non-cash consideration shall be determined in good faith by the Board.

(D) Any portion of the Incentive Bonus amount that is related to contingent or deferred consideration, which is consideration that is subject to an escrow account or earn-out arrangement or is otherwise paid out more than forty-five (45) days following the closing of the Corporate Transaction, will be subject to the same terms and conditions as apply to the Company's shareholders generally and will be earned and paid to you only if and when the related transaction consideration is paid to the Company's shareholders. Notwithstanding the foregoing, no Incentive Bonus benefits will be paid under this letter agreement with respect to contingent or deferred consideration not earned and paid by the fifth anniversary of the Corporate Transaction.

6.     (A) In the event that prior to the consummation of a Corporate Transaction or the expiration of the term of your employment, (i) you terminate your employment with the Company for Good Reason or (ii) the Company terminates your employment without Cause, you will be eligible to receive the Incentive Bonus if and when the Corporate Transaction occurs.

(B) "Cause" as used herein means (i) your willful failure or refusal to perform your duties as an employee of the Company after written notification from the Board of such failure; (ii) your conviction of a crime directly related to your employment with the Company; (iii) your conviction of a felony involving moral turpitude; (iv) your misconduct that results in a materially adverse impact on the Company's business, finances, or future prospects; (v) your breach of any material provision of the Patent, Copyright and Nondisclosure Agreement by and between the Company and your; or (vi) your material breach of your fiduciary duty as an officer and/or director of the Company, as may be applicable.

(C) You may terminate your employment at any time for Good Reason; provided, however, that you shall first give the Company written notice of your intention to terminate for Good Reason within ninety (90) days after the event triggering Good Reason which states the reasons therefor and Company shall have thirty (30) days after receiving such written notice to remedy the situation, if possible. For purposes of your employment with the Company, "Good Reason" shall mean the occurrence or existence of any of the following with respect to you: (a) the Company has materially breached the terms of this letter agreement (as executed) or any employment agreement between
Company and you; (b) your duties, responsibilities or title are materially changed; or (c) your base compensation is materially reduced from the annual rate then currently in effect or, without a corresponding relative reduction in all employees' base compensation.

7.     Your right to the Incentive Bonus will terminate and you will have no right to receive payment of the Incentive Bonus if, prior to the consummation of the Corporate Transaction, (i) you terminate your employment with the Company either voluntarily without Good Reason or (ii) if your employment with the Company is terminated by the Company for Cause.

8.     You will be eligible to participate in the employee benefit plans generally provided by the Company to its full-time, executive-level employees, which may include: group medical and dental insurance, group life insurance, group short-term and long-term disability benefits, and any other regular benefits that the Company may provide generally for all its employees. All such benefits shall be subject to the employee costs, terms, and conditions of such plans, programs, and policies as the Company may adopt from time to time.

9.     The Company will reimburse you for all reasonable and necessary out-of-pocket expenses, including air travel, mileage, lodging, meals, and other business expenses, incurred by you in connection with services rendered on behalf of the Company subject to you providing the Company with appropriate substantiation in accordance with the Company's policy.

10.     Upon commencement of your employment, you and the Company will execute the Company's standard form of Patent, Copyright and Non-disclosure Agreement.

11.    The Company will pay reasonable legal costs up to a maximum gross payment of
$3,000 incurred by you in the finalization of this offer of employment.

12.     The letter agreement shall be governed and construed under the laws of the
State of California.

Linda, on behalf of the entire Board, I want to thank you for stepping forward at this critical time for the Company. I am looking forward to your contributions to our success. If the foregoing accurately sets forth your understanding of our agreement, please sign the enclosed copy of this letter where indicated below and return the executed copy to me.

Sincerely,

Ocera Therapeutics, Inc.

Eckard Weber, M.D.,
Chairman of the Board

AGREED AND ACCEPTED to

This ____ day of June, 2012

Linda Grais, M.D.

OCERA THERAPEUTICS, INC.

PATENT, COPYRIGHT AND NONDISCLOSURE AGREEMENT

In partial consideration and as a condition of my employment by Ocera Therapeutics, Inc., a Delaware corporation ("Company"), and effective as of the date that employment by the Company first commenced, the undersigned agrees as follows:

1.     NONCOMPETITION

During the term of my employment by the Company, I will not without the prior approval of an executive officer of the Company directly or indirectly participate in or assist any business which is a current or potential supplier, customer or competitor of the Company.

2.     INVENTIONS

2.1     Disclosure

I will disclose promptly to the proper officers or attorneys of the Company in writing any patentable or unpatentable, copyrightable or uncopyrightable idea, invention, work of authorship (including but not limited to, computer programs, software and documentation), formula, device, improvement, method, process or discovery (any of the foregoing items hereinafter refeiTed to as an "Invention") I may conceive, make, develop or work on, in whole or in part, solely or jointly with others during the term of my employment with the Company. The disclosure required by this Section applies: (a) during the term of my employment and for six months thereafter; (b)during my regular hours of employment and to my time away from work; (c)whether or not the Invention was made at the suggestion of the Company; (d)whether or not the Invention was reduced to drawings, written description, documentation, models or other tangible form and (e)to any Invention which, in the opinion ofthe Company, is related to the
Company because it is related:
(i)     to the general line of business engaged in by the Company, (ii)     to any actual or anticipated business (including research and development) ofthe Company, or

(iii)     to suggestions made by the Company or which resulted from any work assigned by or performed for the Company.

2.2     Assignment of Inventions to Company; Exemption of Certain Inventions

I hereby assign to the Company without royalty or any other further consideration my entire right, title and interest in and to any Invention I am required to disclose under Section 2.1; provided, that I acknowledge and agree that the Company has hereby notified me that the assignment provided for in this Section 2.2 does not apply to any Invention which

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